Exhibit 99.1

Contact:	Norman Black, Public Relations 404-828-7593 Andy Dolny, Investor Relations 404-828-8901
UPS, TEAMSTERS AGREE
ON NEW FIVE-YEAR CONTRACT
Accord Is Negotiated A Year Early
     CHICAGO, Sept. 30, 2007 — UPS (NYSE:UPS) today announced it had reached a tentative agreement with the International Brotherhood of Teamsters on a new five-year contract covering approximately 240,000 full- and part-time package employees in the United States.
     The tentative contract, which now must be presented to UPS Teamster-represented workers for ratification, was negotiated nearly a year in advance of the current contract’s expiration on July 31, 2008. Upon ratification, most provisions of the new agreement will take effect on August 1st, 2008.
     “This agreement is good for our people, good for our customers and good for our company,” said Mike Eskew, UPS’s chairman and CEO. “This agreement will allow us to remain competitive in a challenging marketplace. And the fact that we have reached an agreement earlier than at any time in our history is a testament to the skills and determination of all those involved in these talks.”
     The tentative contract includes wage increases as well as significant contributions to healthcare and pension plans to help strengthen these benefits for employees. The agreement allows UPS to withdraw employees from the Central States multi-employer pension plan and to establish a jointly trusteed single-employer plan for this group. UPS will make a pre-tax $6.1 billion payment to the Central States plan in connection with its withdrawal.
     “This is an historic time for our company and for our people,” Eskew concluded. “This past summer, we celebrated the 100th anniversary of our founding. It gave us the opportunity to reflect on all that we have achieved together and, more importantly, how well positioned UPS is for success in the coming years. This agreement will help to ensure that future success.”
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     UPS, which celebrates its 100th anniversary in 2007, is the world’s largest package delivery company and a global leader in supply chain services, offering an extensive range of options for synchronizing the movement of goods, information and funds. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. UPS’s stock trades on the New York Stock Exchange (UPS) and the company can be found on the Web at UPS.com. To get UPS news direct, visit pressroom.ups.com/RSS.
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     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.